ENVIRONMENTAL INDEMNITY AGREEMENT

This Environmental Indemnity Agreement (this “Agreement”), which is dated as of June 24, 2008, is executed by G&E HEALTHCARE REIT NUTFIELD PROFESSIONAL CENTER, LLC, a Delaware limited liability company (“Nutfield Borrower”), and GRUBB & ELLIS HEALTHCARE REIT, INC., a Maryland corporation (“Indemnitor”), in favor of WACHOVIA FINANCIAL SERVICES, INC., a North Carolina corporation, as administrative agent for the “Lenders” pursuant to the Loan Agreement described below (in such capacity, “Administrative Agent”) and in favor of each party that now or hereafter is bound under the Loan Agreement as a “Lender” (referred to herein individually as a “Lender” and collectively as “Lenders”).

RECITALS

A. Lenders have agreed upon certain conditions to make a loan to Nutfield Borrower, G&E Healthcare REIT 5995 Plaza Drive, LLC, a Delaware limited liability company, G&E Healthcare REIT Epler Parke Building B, LLC, a Delaware limited liability company, G&E Healthcare REIT Academy, LLC, a Delaware limited liability company, and G&E Healthcare REIT Medical Portfolio 2, LLC, a Delaware limited liability company (collectively, “Borrower”), in the maximum principal amount of up to Fifty Million Three Hundred Twenty-One Thousand Five Hundred and No/100 Dollars ($50,321,500.00) (“Loan”), which Loan is evidenced by one or more promissory notes, each now or hereafter executed by Borrower to one or more Lenders, in the aggregate principal amount of $50,321,500.00 (“Notes”), and which Loan and Notes are secured by, among other documents, that certain Mortgage, Assignment, Security Agreement and Fixture Filing (“Mortgage”) of even date herewith, executed by Nutfield Borrower for the benefit of Administrative Agent, encumbering certain real and personal property as therein described (collectively, the "Property”), including the land described in Exhibit A which is attached hereto and made a part hereof; and

B. Borrower has entered into a Loan Agreement (“Loan Agreement”) with Administrative Agent and Lenders, relating to the Loan; and

C. Administrative Agent is acting as the agent for all of the Lenders now or hereafter existing under the Loan Agreement; and

D. Lenders have refused to make the Loan to Borrower unless this Agreement is executed by Nutfield Borrower and Indemnitor and is delivered to Administrative Agent (on behalf of Lenders).

NOW, THEREFORE, in consideration of Administrative Agent’s and Lenders’ entering into the Loan Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Nutfield Borrower and Indemnitor, Nutfield Borrower and Indemnitor hereby agree that the foregoing recitals are true and correct and are by this reference hereby made a part hereof as if fully set forth below, and further covenant and agree with Administrative Agent and Lenders, and their respective successors and assigns, as follows:

1. Certain Definitions. As used in this Agreement:

"C.C.P.” means the California Code of Civil Procedure, as amended from time to time.

"Claim” means any controversy or claim between one or more Obligors and Administrative Agent or any Lender, whether arising in contract or tort or by statute, that arises out of or relates to this Agreement, including any renewals, extensions or modifications hereof.

"Cut-Off Date” means the earlier of the following two dates: (a) the date on which the indebtedness and obligations secured by the Mortgage have been paid and performed in full and the Mortgage has been released; or (b) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by Obligors and their heirs, devisees, representatives, successors and assigns; provided, however, that if such payment, performance, release, foreclosure or conveyance is challenged in proceedings under any Debtor Relief Law or otherwise, the Cut-Off Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

"Debtor Relief Law” means any federal, state or local law, domestic or foreign, as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or any similar law affecting the rights of creditors.

"Default” has the meaning ascribed to such term in the Mortgage and includes any breach of any covenant, representation or warranty and any other default under this Agreement, subject to any applicable notice and cure period.

"Default Rate” is the rate set forth in the last sentence of Section 2.3(b) of the Loan Agreement.

"Environmental Assessment” means a report (including all drafts thereof) of an environmental assessment of the Property of such scope as may be requested by Administrative Agent or another Indemnified Party, including the taking of soil borings and air and groundwater samples and other above- and below-ground testing, by a consulting firm acceptable to such Indemnified Party and made in accordance with the established guidelines of such Indemnified Party.

"Environmental Claim” means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against Nutfield Borrower or any Obligor against or with respect to the Property or any condition, use or activity on the Property (including any such action against any Indemnified Party), and any claim at any time threatened or made by any person against any Obligor or against or with respect to the Property or any condition, use or activity on the Property (including any such claim against any Indemnified Party), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

"Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, reasonable costs and expenses (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind and character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, and arising in whole or in part from any of the following matters, regardless of whether caused by an Obligor or a tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party:

(a) The presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Cut-Off Date; or

(b) Any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, cleanup, transport or disposal of any Hazardous Material which is or was present on the Property on or before the Cut-Off Date; or

(c) The breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Cut-Off Date; or

(d) Any violation relating to the Property on or before the Cut-Off Date, of any Environmental Requirement in effect on or before the Cut-Off Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(e) Any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in the preceding clauses (a) through (d).

Without limiting the generality of the foregoing, “Environmental Damages” includes: (i) the investigation or remediation of any such Hazardous Material or violation of any such Environmental Requirement, including the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (ii) injury or damage to any person, property or natural resource occurring on or off the Property, including the cost of demolition and rebuilding of any improvements on real property; (iii) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the matters included within this definition of Environmental Damages; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

"Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health or safety (as they relate to natural resources or the environment), any Hazardous Material, or the environment (including ground or air or water or noise pollution or contamination, and underground or aboveground tanks) and shall include the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; California Health and Safety Code § 25100 et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

"Environmental Requirement” means any Environmental Law, agreement or restriction, as the same now exists or may be changed or amended or come into effect in the future, which pertains to health or safety (as they relate to natural resources or the environment), any Hazardous Material, or the environment, including ground, air, water or noise pollution or contamination, and underground or aboveground tanks.

"Hazardous Material” means any substance, whether solid, liquid or gaseous: (a) which is listed, defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or (b) which is or which contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or (c) which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.

"Indemnified Party” means each of the following persons and entities: (a) Administrative Agent; (b) Lenders or any subsequent holders of the Notes; (c) Trustee; (d) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with, Administrative Agent, Lenders, any subsequent holders of the Notes, and/or Trustee; (e) any participants and co-lenders in the Loan; (f) the directors, officers, partners, employees, attorneys and agents of each of the foregoing persons and entities; and (g) the heirs, personal representatives, successors and assigns of each of the foregoing persons and entities.

"Loan Documents” has the meaning ascribed to such term in the Mortgage.

"Obligor” means any individual Nutfield Borrower or Indemnitor and “Obligors” means some or all of the persons and entities comprising Nutfield Borrower and/or Indemnitor, collectively.

"On” or “on”, when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

"Trustee” means the Trustee under the Mortgage.

2. Representations and Warranties. Each Obligor hereby represents and warrants to, and covenants with, Administrative Agent and Lenders, that, except as disclosed in that certain Phase 1 Environmental Site Assessment Report provided to Administrative Agent in connection with the closing of the Loan, as of the date of recordation of the Mortgage:

(a) During the period of Nutfield Borrower’s ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on the Property, except for minimal quantities of substances on the Property which technically could be considered Hazardous Material (provided that such substances are of a type and are held only in a quantity normally used in connection with the construction, occupancy or operation of comparable buildings (such as cleaning fluids and supplies normally used in the day-to-day operation of business offices), and such substances are being held, stored and used in compliance with all applicable Environmental Requirements); to the best of Obligors’ knowledge, no such use of the Property occurred at any time prior to the period of Nutfield Borrower’s ownership of the Property; and to the best of Obligors’ knowledge, no such use on any adjacent property occurred at any time prior to the date hereof;

(b) Except for minimal quantities of substances on the Property which technically could be considered Hazardous Material (provided that such substances are of a type and are held only in a quantity normally used in connection with the occupancy or operation of comparable buildings (such as cleaning fluids and supplies normally used in the day-to-day operation of business offices), and such substances are being held, stored and used in compliance with all applicable Environmental Requirements), to the best of Obligors’ knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on the Property;

(c) Obligors have received no written notice and have no knowledge of any Environmental Claim or any completed, pending or proposed or threatened investigation or inquiry concerning the presence or release of any Hazardous Material on the Property or any adjacent property or concerning whether any condition, use or activity on the Property or any adjacent property is in violation of any existing Environmental Requirement;

(d) To the best of Obligors’ knowledge, the present conditions, uses and activities of and on the Property do not violate any existing Environmental Requirement and the use of the Property which Nutfield Borrower (and each tenant and subtenant, if any) makes and intends to make of the Property complies and will comply with all applicable Environmental Requirements;

(e) The Property does not appear on and to the best of Obligors’ knowledge has never been on the National Priorities List, any federal or state “superfund” or “superlien” list, or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material;

(f) To the best of Obligors’ knowledge, no action has been taken pursuant to the provisions of California Health and Safety Code §§ 25220-25241 to designate the Property as a hazardous waste property or border zone property or otherwise to restrict the land use of the Property (including through a moratorium on new land uses), nor does any Obligor know of any basis for such designation or other restriction;

(g) Obligors have never applied for and been denied environmental impairment liability insurance coverage relating to the Property; and

(h) No Obligor, and to Obligors’ knowledge no tenant or subtenant, has obtained or is required to obtain any permit or authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement.

3. Violations. Prior to the Cut-Off Date, Obligors will not cause, commit, permit or allow to continue any violation of any Environmental Requirement (a) by any person or entity, including any Obligor, or (b) by or with respect to the Property or any use of or activity on the Property. In addition, Obligors will not cause, permit or allow to continue the attachment of any environmental lien to the Property. Obligors will not place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on the Property and will keep the Property free of Hazardous Material. Notwithstanding the foregoing provisions of this Section 3, Obligors shall not be in Default under this Section 3 should Obligors store minimal quantities of substances on the Property which technically could be considered Hazardous Material; provided that such substances are of a type and are held only in a quantity normally used in connection with the occupancy or operation of comparable buildings (such as cleaning fluids and supplies normally used in the day-to-day operation of business offices), and such substances are being held, stored and used in compliance with all applicable Environmental Requirements. The indemnity in Section 6 of this Agreement shall always apply to such substances, and it shall be and continue to be the responsibility of Obligors to take all remedial actions required under and in accordance with Section 5 of this Agreement in the event of any unlawful release of any such substance.

4. Notice to Lender. Obligors shall promptly deliver to Administrative Agent a copy of each report pertaining to the Property or to any Obligor prepared by or on behalf of any Obligor pursuant to any Environmental Requirement. Obligors shall promptly advise Administrative Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property as soon as any Obligor first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

5. Remedial Actions.

(a) Except as permitted under Section 3 above, if any Hazardous Material is discovered on the Property at any time, prior to the Cut-Off Date, and regardless of the cause, Obligors shall promptly at Obligors’ sole risk and expense and solely under the names of Obligors or any of them: (i) remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements, or if such removal is prohibited by any Environmental Requirement, take whatever action as is required by any Environmental Requirement; and (ii) take such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents. Obligors at their sole expense shall provide Administrative Agent with satisfactory evidence of the actions taken as required in this clause (a). Obligors shall provide to Administrative Agent within thirty (30) days of Administrative Agent’s request a bond, letter of credit or other financial assurance evidencing to Administrative Agent’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by this clause (a) and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property.

(b) All remedial actions shall be conducted (i) in a diligent and timely fashion by licensed contractors acting under the supervision of a consultant or consulting environmental engineer, and (ii) in accordance with all Environmental Requirements and all other applicable governmental requirements. The selection of the contractors and consultant or consulting environmental engineer for the remedial actions, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to the remedial actions and any written plan for the remedial actions (and any changes thereto) shall each, at the option of Administrative Agent, be subject to the prior written approval of Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Within fifteen (15) days after completion of such remedial actions, Obligors shall obtain and deliver to Administrative Agent an Environmental Assessment of the Property made after such completion which shall confirm to Administrative Agent’s satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Property or any adjacent property or of violation of any Environmental Requirement with respect to any such Hazardous Material.

(c) After the occurrence and during the continuance of a Default, Administrative Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Obligors fail to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Administrative Agent (without limitation of Administrative Agent’s rights to declare a Default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof). After the occurrence and during the continuance of a Default, Administrative Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

6. Indemnity. Obligors hereby agree to protect, indemnify, defend and hold Indemnified Parties and each of them harmless from and against, and, if and to the extent paid, to reimburse them on demand for, any and all Environmental Damages. Without limitation, the foregoing indemnity shall apply to each Indemnified Party with respect to Environmental Damages which in whole or in part are caused by or arise out of the negligence of such (and/or any other) Indemnified Party. However, such indemnity shall not apply to (a) a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that particular Indemnified Party, or (b) Environmental Damages created or arising solely from events or conditions first existing after a foreclosure sale under the Mortgage (or a deed in lieu thereof), but only if a party other than Obligors or an affiliate of any Obligor acquires title to the Property, provided that any such Environmental Damages do not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Materials (including personal injury or damage to property), noncompliance with any Environmental Laws, or remediation existing prior to the event described above. In any dispute between Obligors and Administrative Agent and/or Lenders as to whether Obligors are released from liability pursuant to the immediately preceding sentence, Obligors shall bear the burden of proof with respect to whether they have been released from liability. Upon demand by any Indemnified Party, Obligors shall diligently defend any Environmental Claim which affects the Property or which is made or commenced against such Indemnified Party, whether alone or together with Obligors or any other person, all at Obligors’ own cost and expense and by counsel to be approved by such Indemnified Party in the exercise of its reasonable judgment. In the alternative, at any time any Indemnified Party may elect to conduct its own defense through counsel selected by such Indemnified Party and at the cost and expense of Obligors. Obligors and Indemnified Parties intend that to the extent that Environmental Damages are not recoverable under C.C.P. § 736(a), such Environmental Damages shall be recoverable under the law of the State of California other than C.C.P. § 736, as provided in C.C.P. § 736(d).

7. Binding Obligations; Survival. The representations, warranties, covenants and agreements in this Agreement shall be binding upon Obligors and their successors, assigns and legal representatives and shall inure to the benefit of Indemnified Parties and each of them; provided, however, that Obligors may not assign this Agreement, or assign or delegate any of their rights or obligations under this Agreement, without the prior written consent of Administrative Agent in each instance. The representations, warranties, covenants and agreements in this Agreement shall not terminate on the Cut-Off Date or upon the release, foreclosure or other termination of the Mortgage, but will survive the Cut-Off Date, the payment in full of the indebtedness secured by the Mortgage, foreclosure of the Mortgage or conveyance in lieu of foreclosure, the release or termination of the Mortgage and any and all of the other Loan Documents and Swap Contracts, any investigation by or on behalf of any Indemnified Party, any proceeding under any Debtor Relief Law, and any other event whatsoever. Without limiting the generality of the foregoing, the obligations of Obligors to indemnify Indemnified Parties under Section 6 after the Cut-Off Date shall be presumed, unless shown by a preponderance of evidence to the contrary.

8. Environmental Assessments. If any Indemnified Party shall ever have reason to believe that any Hazardous Material affects the Property, or if any Environmental Claim is made or threatened, or if a Default shall have occurred, or upon the occurrence of the Cut-Off Date if requested by any Indemnified Party, Obligors shall at their expense provide to such Indemnified Party from time to time, in each case within thirty (30) days after request by such Indemnified Party, an Environmental Assessment made after the date of such request. Obligors will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to Obligors to facilitate the completion of the Environmental Assessment. If Obligors fail to furnish any Indemnified Party within ten (10) days after such Indemnified Party’s request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if Obligors fail to furnish to any Indemnified Party such Environmental Assessment within thirty (30) days after request by such Indemnified Party, the Indemnified Party may cause any such Environmental Assessment to be made at Obligors’ expense and risk. Indemnified Parties and their designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Without limiting the generality of the foregoing, Obligors agree that Indemnified Parties will have all rights, powers and authority to enter and inspect the Property as is granted to the secured lender under California Civil Code § 2929.5, and that any Indemnified Party will have the right to appoint a receiver to enter and inspect the Property to the extent such authority is provided under applicable law, including the authority given to the secured lender under C.C.P. § 564(c). All reasonable costs and expenses incurred by any Indemnified Party in connection with any Environmental Assessment conducted in accordance with this Section 8 shall be paid by Obligors. Indemnified Parties shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by any Indemnified Party be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall Obligors or any other person be entitled to rely on any Environmental Assessment made by or at the request of any Indemnified Party. Indemnified Parties owe no duty of care to protect Obligors or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

9. Information. The results of all investigations conducted and/or Environmental Assessments prepared by or for any Indemnified Party shall be and at all times remain the property of the Indemnified Party and under no circumstances shall any Indemnified Party have any obligation whatsoever to disclose or otherwise make available to Obligors or any other party such results or any other information obtained by any Indemnified Party in connection with such investigations and reports. Notwithstanding the foregoing, Indemnified Parties hereby reserve the right, and Obligors hereby expressly authorize any Indemnified Party, to make available to any party (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Property) any and all Environmental Assessments that any Indemnified Party may have with respect to the Property. Obligors consent to Indemnified Parties notifying any party (either as part of a notice of sale or otherwise) of the availability of any or all of the Environmental Assessments and the information contained therein. Obligors acknowledge that Indemnified Parties cannot control or otherwise assure the truthfulness or accuracy of the Environmental Assessments, and further acknowledge that the release of the Environmental Assessments, or any information contained therein, to prospective bidders at any foreclosure sale of the Property may have a material and adverse effect upon the amount that a party may bid at such sale. Obligors agree that Indemnified Parties shall have no liability whatsoever as a result of delivering any or all of the Environmental Assessments or any information contained therein to any third party, and Obligors hereby release and forever discharge Indemnified Parties from any and all claims, damages, or causes of action, arising out of, connected with or incidental to the Environmental Assessments or the delivery thereof.

10. Cross-Default with Loan Documents and Swap Contracts. Any Default under this Agreement shall constitute a Default under the Loan Documents and Swap Contracts. In addition, any Default under any of the Loan Documents or Swap Contracts shall constitute a Default hereunder.

11. Payable on Demand; Remedies. Any amounts to be paid under this Agreement by Obligors (or any of them) from time to time shall be payable by Obligors within ten (10) business days after demand by Administrative Agent or any other Indemnified Party. In addition to any other rights or remedies Administrative Agent or Lenders may have under this Agreement, at law or in equity, upon the occurrence of a Default under this Agreement, Administrative Agent and Lenders may (a) pursue any remedies available to it under C.C.P. § 726.5 and C.C.P. § 736, and/or (b) subject to the terms and conditions of this Agreement, do or cause to be done whatever is necessary to cause the Property to comply with all Environmental Requirements, and the cost thereof shall become immediately due and payable upon demand by Administrative Agent, and if not paid when due shall accrue interest at the Default Rate until paid. Without limiting any other rights or remedies of Administrative Agent or Lenders, Obligors acknowledge and agree that the provisions of this Agreement are “environmental provisions,” as that term is defined in C.C.P. § 736(f)(2), made by Obligors relating to the real property security, and that Obligors’ failure to comply with the terms of this Agreement shall be a breach of contract such that Administrative Agent and Lenders shall have the remedies provided under C.C.P. § 736 for the recovery of damages and for the enforcement thereof. Pursuant to C.C.P. § 736, Administrative Agent’s and/or Lenders’ action for the recovery of damages or enforcement of this Agreement shall not constitute an action within the meaning of C.C.P. § 726(a) or constitute a money judgment for a deficiency or a deficiency judgment within the meaning of C.C.P. § 580a, § 580b, or § 726.

12. Unsecured Agreement; Not a Loan Document; Cumulative Rights. This Agreement is not secured by the Mortgage or any other Loan Document or any collateral whatsoever. This Agreement is not one of the Loan Documents. Obligors, Administrative Agent and Lenders intend for this Agreement to serve as Administrative Agent’s and Lenders’ written demand and Obligors’ response concerning the environmental condition of the Property as required by C.C.P. § 726.5. The liability of Obligors or any other person under this Agreement shall not be limited or impaired in any way by any provision in the Loan Documents or Swap Contracts or applicable law limiting Obligors’ or such other person’s liability or Administrative Agent and Lenders’ recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents or Swap Contracts, Obligors’ (and, if applicable, such other person’s) liability hereunder being direct and primary and not as a guarantor or surety. Nothing in this Agreement or in any Loan Document or Swap Contract shall limit or impair any rights or remedies of Administrative Agent, Lenders, Trustee and/or any other Indemnified Party against any Obligor or any other person under any Environmental Requirement or otherwise at law or in equity, including any rights of contribution or indemnification.

13. Consideration. Obligors acknowledge that Lenders have relied and will rely on the representations, warranties, covenants and agreements herein in closing and funding the Loan and that the execution and delivery of this Agreement is an essential condition but for which Lenders would not close or fund the Loan. Obligors further acknowledge that Administrative Agent has relied and will rely on the representations, warranties, covenants and agreements herein in acting as administrative agent for the Loan and that the execution and delivery of this Agreement is an essential condition but for which Administrative Agent would not act as administrative agent for the Loan.

14. No Waiver. No delay or omission by any Indemnified Party to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

15. Notices. All notices, requests, consents, demands and other communications required or which any party desires to give hereunder shall be in writing (including, without limitation, telecopy, telegraphic, telex, or cable communication) and shall be deemed sufficiently given or furnished if delivered by personal delivery, by courier, or by registered or certified United States mail, postage prepaid, addressed to the party to whom directed at the addresses specified at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by telegram, telex, or facsimile. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or facsimile, upon receipt; provided, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section 15 shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

16. Invalid Provisions. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

17. Construction. Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. Reference to "person” or “entity” means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons. The words "include” and “including” shall be interpreted as if followed by the words "without limitation.”

18. Joint and Several Liability and Waivers by Obligors.

(a) Each Obligor agrees that it is jointly and severally liable to Indemnified Parties for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Obligors. Any Indemnified Party may bring an action against any Obligor, whether or not any action is brought against the other Obligors.

(b) Each Obligor agrees that any release which may be given by any Indemnified Party to the other Obligors will not release such Obligor from its obligations under this Agreement.

(c) Each Obligor waives any right to assert against any Indemnified Party any defense, setoff, counterclaim, or claims which such Obligor may have against the other Obligors or any other party liable to Indemnified Parties or any of them for the obligations of Obligors under this Agreement.

(d) Each Obligor agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Obligors and of all circumstances which bear upon the risk of nonpayment. Each Obligor waives any right it may have to require Indemnified Parties to disclose to such Obligor any information which Indemnified Parties or any of them may now or hereafter acquire concerning the financial condition of the other Obligors.

(e) Each Obligor waives all rights to notices of acceptance of this Agreement and further waives all rights to notices of default or nonperformance by any other Obligor under this Agreement.

(f) Each Obligor waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including any claim or right of subrogation under any Debtor Relief Law, which such Obligor may now or hereafter have against any other Obligor or any other person with respect to the obligations incurred under this Agreement. Each Obligor waives any right to enforce any remedy that any Indemnified Party now has or may hereafter have against any other Obligor.

19. Indemnitor Waivers. Indemnitor waives:

(a) All statutes of limitations as a defense to any action or proceeding brought against Indemnitor by any Indemnified Party, to the fullest extent permitted by law;

(b) Any right it may have to require Indemnified Party to proceed against Nutfield Borrower, proceed against or exhaust any security held from Nutfield Borrower, or pursue any other remedy in any Indemnified Party’s power to pursue;

(c) Any defense based on any claim that Indemnitor’s obligations exceed or are more burdensome than those of Nutfield Borrower;

(d) Any defense based on: (i) any legal disability of Nutfield Borrower, (ii) any release, discharge, modification, impairment or limitation of the liability of Nutfield Borrower to any Indemnified Party from any cause, whether consented to by any Indemnified Party or arising by operation of law or from any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (“Insolvency Proceeding”) and (iii) any rejection or disaffirmance of the Loan, or any part of it, or any security held for it, in any such Insolvency Proceeding;

(e) Any defense based on any action taken or omitted by any Indemnified Party in any Insolvency Proceeding involving Nutfield Borrower, including any election to have any Indemnified Party’s claim allowed as being secured, partially secured or unsecured, any extension of credit by any Indemnified Party to Nutfield Borrower in any Insolvency Proceeding, and the taking and holding by any Indemnified Party of any security for any such extension of credit;

(f) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Agreement and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind; and

(g) Any defense based on or arising out of any defense that Nutfield Borrower may have to the payment or performance of the Loan or any part of it.

20. Waivers of Subrogation and Other Rights.

(a) Upon the occurrence and during the continuance of a Default by Nutfield Borrower, Administrative Agent and Lenders in their sole discretion, without prior notice to or consent of Indemnitor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security it may hold for the Loan, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Loan or any part of it or make any other accommodation with Nutfield Borrower or Indemnitor, or (iv) exercise any other remedy against Nutfield Borrower or any security. No such action by Administrative Agent and/or Lenders shall release or limit the liability of Indemnitor, each of whom shall remain liable under this Agreement after the action, even if the effect of the action is to deprive Indemnitor of any subrogation rights, rights of indemnity, or other rights to collect reimbursement from Nutfield Borrower for any sums paid to any Indemnified Party, whether contractual or arising by operation of law or otherwise. Indemnitor expressly agrees that under no circumstances shall it be deemed to have any right, title, interest or claim in or to any real or personal property to be held by any Indemnified Party or any third party after any foreclosure or transfer in lieu of foreclosure of any security for the Loan.

(b) Regardless of whether Indemnitor may have made any payments to any Indemnified Party, Indemnitor forever waives: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement from Nutfield Borrower for any sums paid to any Indemnified Party, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, (ii) all rights to enforce any remedy that any Indemnified Party may have against Nutfield Borrower, and (iii) all rights to participate in any security now or later to be held by any Indemnified Party for the Loan.

(c) Indemnitor understands and acknowledges that if Administrative Agent or any Lender forecloses judicially or nonjudicially against any real property security for the Loan, that foreclosure could impair or destroy any ability that Indemnitor may have to seek reimbursement, contribution or indemnification from Nutfield Borrower or others based on any right Indemnitor may have of subrogation, reimbursement, contribution or indemnification for any amounts paid by Indemnitor under this Indemnity. Indemnitor further understands and acknowledges that in the absence of the provisions of this Indemnity, such potential impairment or destruction of Indemnitor’s rights, if any, may entitle Indemnitor to assert a defense to this Indemnity based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal.App.2d 40 (1968). By executing this Agreement, Indemnitor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Indemnitor will be fully liable under this Agreement even though Administrative Agent or a Lender may foreclose judicially or nonjudicially against any real property security for the Loan; (ii) agrees that Indemnitor will not assert that defense in any action or proceeding which any Indemnified Party may commence to enforce this Agreement; (iii) acknowledges and agrees that the rights and defenses waived by Indemnitor under this Agreement include any right or defense that Indemnitor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; (iv) acknowledges and agrees that Lender is relying on this waiver in making the Loan, and that this waiver is a material part of the consideration which Lender is receiving for making the Loan; and (v) acknowledges and agrees that Administrative Agent is relying on this waiver in agreeing to act as administrative agent for the Loan, and that this waiver is a material part of the consideration which Administrative Agent is receiving for acting as Administrative Agent for the Loan.

(d) Indemnitor waives Indemnitor’s rights of subrogation and reimbursement and any other rights and defenses available to Indemnitor by reason of Sections 2787 to 2855, inclusive, of the Civil Code including, without limitation, (i) any defenses Indemnitor may have to the indemnity obligation by reason of an election of remedies by Administrative Agent or any Lender and (ii) any rights or defenses Indemnitor may have by reason of protection afforded to Nutfield Borrower with respect to the obligation so guaranteed pursuant to the antideficiency or other laws of California or New Hampshire limiting or discharging Nutfield Borrower’s indebtedness, including without limitation, Sections 580a, 580b, 580d, or 726 of the Code of Civil Procedure.

(e) Indemnitor waives all rights and defenses arising out of an election of remedies by any Indemnified Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Indemnitor’s rights of subrogation and reimbursement against Nutfield Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise.

(f) No provision or waiver in this Indemnity shall be construed as limiting the generality of any other waiver contained in this Indemnity.

21. Indemnitor waives all rights and defenses that Indemnitor may have because Borrower’s debt is secured by real property. This means, among other things:

(a) Administrative Agent and/or Lenders may collect from Indemnitor without first foreclosing on any real or personal property collateral pledged by Borrower.

(b) If Administrative Agent and/or Lenders forecloses on any real property collateral pledged by Borrower:

i. The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

ii. Administrative Agent may collect from Indemnitor even if Administrative Agent and/or Lender, by foreclosing on the real property collateral, has destroyed any right Indemnitor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Indemnitor may have because Borrower’s debt is secured by real property.

22. Applicable Law. The laws of the State of California and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof.

23. Lender Assigns; Disclosure of Information. Administrative Agent and any Lender may, at any time, sell, transfer, or assign its interest in the Loan and any and all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement. In the event of any such sale, transfer or assignment of the Loan or any part thereof, the rights and benefits under this Agreement may be transferred therewith to the extent applicable to the Loan or part thereof being sold, transferred or assigned. Obligors waive notice of any sale, transfer or assignment of the Loan or any part thereof, and agree that failure to give notice of any such sale, transfer or assignment will not affect the liabilities of Obligors hereunder. Administrative Agent and Lenders are hereby authorized to disseminate any information they now has or hereafter obtain pertaining to the Property or this Agreement, including credit and/or other information on Obligors and/or any party liable, directly or indirectly, for any part of the obligations under this Agreement, to any actual or prospective assignee or participant with respect to the Loan, to any of Administrative Agent’s or Lenders’ affiliates to any regulatory body having jurisdiction over Administrative Agent or any Lender, and to any other parties as necessary or appropriate in Administrative Agent or any Lender’s reasonable judgment.

24. Execution; Modification. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

25. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, OBLIGORS AND LENDER HEREBY WAIVE TRIAL BY JURY IN RESPECT OF ANY “CLAIM” AS DEFINED IN SECTION 1. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY OBLIGORS AND LENDER, AND OBLIGORS AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. OBLIGORS AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 25 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH OBLIGOR FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED and DELIVERED as of the date first written above.

Nutfield Borrower:
The address of Borrower is:
G&E Healthcare REIT Nutfield Professional Center, LLC	G&E HEALTHCARE REIT NUTFIELD
c/o Grubb & Ellis Realty Investors,	PROFESSIONAL CENTER, LLC, a Delaware
LLC	limited liability company
1551 N. Tustin Avenue, Suite 300	By: /s/ Shannon K S Johnson
Santa Ana, California 92705	Name: Shannon K S Johnson
Attn: Shannon Johnson and Dan Prosky	Title: Authorized Signatory
INDEMNITOR:
The address of Indemnitor is:
Grubb & Ellis Healthcare REIT, Inc. c/o Grubb & Ellis Realty Investors,	GRUBB & ELLIS HEALTHCARE REIT, INC., a
LLC	Maryland corporation
1551 N. Tustin Avenue, Suite 300	By: /s/ Shannon K S Johnson
Santa Ana, California 92705	Name: Shannon K S Johnson
Attn: Shannon Johnson and Dan Prosky	Title: Chief Financial Officer
The address for providing notices to Administrative Agent and Lenders is:
Wachovia Financial Services, Inc. Real Estate Financial Services General Banking Group Mail Code: CA 6233 15750 Alton Parkway Irvine, California 92618 Attn: Anne McNeil